HOUSTON AMERICAN ENERGY COMPLETES PRIVATE PLACEMENT OF 12.0% SERIES B CONVERTIBLE PREFERRED STOCK AND WARRANTS

Annual Stockholders Meeting to be Rescheduled to September 6, 2017

Houston, Texas – May 5, 2017 – Houston American Energy Corp. (NYSE MKT: HUSA) today announced that it has completed a private placement of $910,000 of Units consisting of shares of 12.0% Series B Convertible Preferred Stock and Warrants.

Funds from the offering will be used primarily to pay Houston American’s share of drilling costs on the Johnson State #1H well in Reeves County, Texas, with excess funds being added to working capital.

John P. Boylan, CEO and President of Houston American stated, “This equity raise provides Houston American with capital needed to pay our share of the drilling costs of our first Reeves County well, which spud earlier this week. The raise will also provide additional working capital and further our ongoing plan to regain compliance with NYSE MKT shareholders’ equity requirements.”

Separately, the Board of Directors has rescheduled Houston American’s 2017 annual meeting of stockholders to September 6, 2017. Houston American will distribute a definitive proxy statement in the coming weeks in connection with the matters to be voted on at the rescheduled annual stockholders meeting.

This news release does not constitute an offer to sell or solicitation of an offer to buy any securities.

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Delaware Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding regaining compliance with NYSE MKT shareholders’ equity requirements. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential inability to secure financing to fund Houston American’s share of completion costs, timing of drilling operations and ultimate drilling results, among other factors. These and other risks are described in the company’s documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact the Houston American Energy Corp. at (713) 222-6966.